Exhibit 10.325

THE CHARLES SCHWAB

SEVERANCE PAY PLAN

(As Amended and Restated Effective April 1, 2009)

TABLE OF CONTENTS

ARTICLE 1 - PURPOSE OF PLAN	1

ARTICLE 2 - DEFINITIONS	1

ARTICLE 3 - PARTICIPATION	7

3.1 Commencement of Participation	7

3.2 Termination of Participation	7

ARTICLE 4 - EFFECT ON OTHER BENEFITS	7

4.1 Eligibility for Benefits	8

4.2 Paid Time Off Benefits	8

ARTICLE 5 - NOTICE PERIOD	8

5.1 Notice Period.	8

5.2 Participants Requested to Work During Notice Period.	8

5.3 Acceleration of Termination Date.	8

ARTICLE 6 - BENEFITS	9

6.1 Non-Officers Severance Pay.	9

6.2 Officer Severance Pay	10

6.3 Group Health Plan Coverage Payment and Long-Term Awards	11

6.4 Additional Provisions Related to Severance Benefits.	12

ARTICLE 7 - FUNDING	13

ARTICLE 8 - ADMINISTRATION	14

8.1 Administrator’s Authority.	14

8.2 Claims for Benefits	15

8.3 Indemnification	15

ARTICLE 9 - AMENDMENT AND TERMINATION	15

ARTICLE 10 - MISCELLANEOUS	15

ARTICLE 11 - EXECUTION	16

APPENDIX A	A

i.

ARTICLE 1 - PURPOSE OF PLAN

The purpose of this Plan is to set forth the terms and conditions under which severance pay and other severance benefits will be provided to employees of the Company. This Plan is intended to constitute an employee welfare benefit plan within the meaning of section 3(1) of ERISA, and is intended to memorialize the provisions of the Company’s severance pay program.

The effective date of this restatement is April 1, 2009. The rights of any person whose Notice Period Start Date is prior to the Restated Effective Date shall be determined solely under the terms of the Plan provisions as in effect on such date, unless such person is thereafter reemployed and again becomes a Participant. The rights of any other person shall be determined solely under the terms of this restated Plan, except as may be otherwise required by law.

This Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that that any benefit hereunder is deemed by the Administrator to be subject to section 409A of the Code, the Administrator may modify such benefit as it deems necessary to comply with, or to qualify for an exemption from, Code section 409A.

ARTICLE 2 - DEFINITIONS

A.	“Administrator” means Schwab or such person or committee as may be appointed from time to time by Schwab to supervise the administration of the Plan.

B.	“Affiliate” means any company which is a member of a controlled group of corporations (within the meaning of section 414(b) of the Code) or a group of trades or businesses under common control (within the meaning of section 414(c) of the Code) that includes the Company.

C.

“Base Salary” means the Participant’s annual “pay rate” maintained under the authoritative system of record used to produce the Participant’s regular semi-monthly pay. Base Salary shall be determined as of the Participant’s Notice Period Start Date. Unless included by the Company in a Participant’s “pay rate,” Base Salary shall exclude all other earnings or paid amounts such as bonuses, overtime, commissions, all differentials, variable pay, incentive pay, the value of employee benefits and any other amounts that are treated as “other earnings” under the Company’s payroll system. In the case of an Eligible Employee who is classified by the Administrator as a branch manager or a financial consultant of a retail, branch extension, national or satellite branch, the Administrator may determine, in its sole discretion, that such individual’s Base Salary, for purposes of calculating Severance Benefits, shall be supplemented with

1.

the amount that the Administrator determines, in its sole discretion, to be the Participant’s “practice service” payment in effect as of the Participant’s Notice Period Start Date and as annualized by the Plan Administrator. The Administrator shall have sole discretionary authority to determine a Participant’s Base Salary for all purposes, and the Administrator’s discretionary determinations shall be conclusive and binding on all persons.

D.	“Code” means the Internal Revenue Code of 1986, as amended.

E.	“Company” means The Charles Schwab Corporation, a Delaware corporation, and (unless the context requires otherwise) any Participating Company.

F.	“Comparable Position” means a position that is comparable, as determined by the Administrator in its sole and absolute discretion taking into account such factors as it deems appropriate including without limitation the similarity of duties and salary and any increase in the commuting distance to the individual’s principal place of employment, provided that a position will not fail to be a “Comparable Position” unless it would result in a material negative change within the meaning of Treas. Reg. section 1.409A-1(n)(2)(i) or any successor thereto.

G.	“Corporate Transaction” means a merger, acquisition, spin-off, stock sale, sale of assets or portions of a business, outsourcing of all or any portion of a business or any other similar corporate transaction.

H.	“Eligible Employee” means an individual classified by the Administrator as a Regular Employee who has incurred a Job Elimination. The term “Eligible Employee” shall not include (i) individuals employed pursuant to the terms of a collective bargaining agreement between the Company or an Affiliate and a bargaining unit representing such individuals; (ii) an employee who is on an unpaid leave of absence and has no right to reinstatement under applicable law upon completion of the leave; and (iii) any individual who the Administrator, in its sole discretion, determines to be covered by a Guaranteed Payments Arrangement or any arrangement that, by its terms, makes the individual ineligible for Plan benefits. Notwithstanding the foregoing, the Administrator may, in its sole discretion, determine that an individual who is a party to a Guaranteed Payments Arrangement is an Eligible Employee eligible to receive benefits under Section 6.4(g).

I.

“Guaranteed Payments Arrangement” is any guarantee or agreement, offer letter, policy, arrangement or plan (regardless of whether it is written or oral) that provides for guaranteed payments of any nature, severance

2.

benefits of any kind, cash payments representing the value of stock options or restricted stock, and/or similar amounts.

J.	“Job Elimination” means involuntary termination of employment solely on account of changes in the Company’s operations or organization that result in the elimination of the employee’s job, as determined by the Administrator in its sole and absolute discretion taking into account such factors as it deems appropriate including without limitation (i) a relocation or dissolution of a portion of the business of the Company; (ii) a withdrawal by the Company from a segment of a market served by the Company; (iii) the elimination of one or more Company product lines; (iv) an elimination, reduction, or change in the Company’s need for one or more specialized skills provided by the employee; (v) an organizational change in the Company, including without limitation a business redesign, reorganization or consolidation; (vi) a significant change in the Company’s systems or technology; and (vii) a reduction in the Company’s staffing levels. Notwithstanding anything to the contrary contained herein, a Job Elimination shall not result (A) from retirement, death or voluntary resignation (whether or not in response to changes in the Company’s operations or organization or in an individual’s title, duties, responsibilities, compensation or benefits) prior to Notice of Eligibility; (B) if the Company or any successor employer or successor organization offers the employee a Comparable Position; (C) from termination prior to or after Notice of Eligibility on account of unsatisfactory performance, failure of a condition of employment, breach of any agreement to which the employee and the Company are parties, or violation of any law, regulation, or Company policy (including but not limited to the Code of Business Conduct and Ethics, Compliance Manual, and HR Policies); (D) where, in connection with a Corporate Transaction, an employee is employed in the same or a substantially similar position at the closing of the Corporate Transaction or the employee is offered a Comparable Position; (E) from the employee’s failure to return to work within the time required following an approved leave of absence; (F) from a change in employment that results from a natural disaster, unforeseeable governmental action, act of war, or other similar unanticipated business disaster; (G) from a transfer of employment among the Company and any of its Affiliates; (H) where, in connection with the outsourcing of all or any a portion of a business, the employee is offered a Comparable Position; and (I) from the Company’s modification or termination of any telecommuting arrangement.

K.	“Long-Term Award” means a long-term award outstanding as of the Participant’s Termination Date and granted under the plan of a Participating Company that provides for long-term or stock-based awards.

L.	“Non-Officer” means an Eligible Employee who is not an Officer.

3.

M.	“Notice of Eligibility” means a written or electronic notice, in a form approved by the Administrator, provided to an Eligible Employee that there will be a Job Elimination and that he or she is eligible for Severance Benefits under the Plan.

N.	“Notice Period” means a sixty (60) calendar day period commencing on the date specified in the Notice of Eligibility. Except as provided in Section 5.2, Participants are relieved from job responsibilities during the Notice Period and generally are not required to report to work. Also during the Notice Period, all Compliance, Human Resources and Information Security policies and procedures that applied to Participants before receiving Notice of Eligibility continue in full force and effect and Participants remain subject to those policies and procedures. Participants will continue to receive Base Salary and to participate in certain employee benefits. Except as otherwise provided under the applicable bonus or incentive plan, Participants shall not be eligible for bonuses and other incentive pay during the Notice Period. In all cases, non-production-based bonuses will be pro-rated to reflect the Participant’s service prior to the Notice Period Start Date and will be subject to discretionary adjustments by the Company in its sole and absolute discretion.

O.	“Notice Period Start Date” means the first day of the Notice Period.

P.	“Officer” means an Eligible Employee who is classified by the Company as an “officer” based on job grade, designation and such other factors the Company deems relevant.

Q.	“Participant” means any person who is participating in the Plan as provided in Article 3.

R.	“Participating Company” means the Company and any Affiliate that participates in the Plan (as determined by the Company or Schwab in its sole discretion). A current list of Participating Companies is set forth in Appendix A. Notwithstanding the foregoing, if a Participating Company ceases to be an Affiliate by reason of a Corporate Transaction, then such entity shall cease to be a Participating Company upon the closing of such Corporate Transaction. Notwithstanding anything to the contrary in this Plan, no benefits shall be payable under the Plan on account of any employment termination (actual or constructive) that occurs on or after the closing of such Corporate Transaction in which such entity ceases to be a Participating Company.

S.	“Plan” means The Charles Schwab Severance Pay Plan.

4.

T.	“Regular Employee” means an individual who (i) is directly employed and paid by the Company and on whose behalf the Company withholds income tax from his or her compensation; (ii) has regular full-time or part-time employment with the Company; and (iii) is considered and classified by the Company as a “regular employee.” Notwithstanding the foregoing, a “Regular Employee” shall not include any of the following:

(A) a temporary or seasonal employee, intern, co-op or floater;

(B) an agency temporary or leased employee;

(C) an employee on an unpaid leave of absence who does not have a job guarantee upon completion of the leave;

(D) an individual who is not directly paid by the Company through its payroll system (without regard to his or her common law employment status);

(E) consultants, contingent workers, independent contractors, persons who have signed independent contractor, consultant or vendor agreement(s) or provide services to the Company pursuant to an independent contractor, consultant or vendor agreement, or pursuant to an agreement with any third party, irrespective of whether any such individuals are determined by any third party (including without limitation any court, arbitrator or governmental or regulatory agency) to constitute an employee of the Company or any Affiliate (including but not limited to, a common law employee, a joint employee or a leased employee); and

(F) persons (including but not limited to those identified in subparagraphs (A) through (E)) not otherwise considered by the Company to be a Regular Employee, irrespective of whether any such individuals are deemed by a court, arbitrator or government agency or other third party to be an employee of the Company or any Affiliate (including but not limited to, a common law employee, a joint employee or a leased employee).

If, during any period, the Company has not treated an individual as a common law employee and, for that reason, has not withheld income and employment taxes with respect to that individual, then that individual shall not be a Regular Employee for that period, even if the individual is determined, retroactively, to have been a common law employee during all or any portion of that period by the Internal Revenue Service or other third party or pursuant to a court decree, judgment or settlement in a judicial proceeding or otherwise.

U.	“Restated Effective Date” means April 1, 2009.

5.

V.	“Return Date” means the date specified in the Participant’s Notice of Eligibility by which the Participant must sign and return a Severance Agreement.

W.	“Revocation Period” means the seven calendar day (or other longer legally required calendar day) period immediately following the date the Participant signs the Severance Agreement during which a Participant who is either: (i) at least forty (40) years old; or (ii) is under forty (40) years old and is employed in a state that requires a specific Revocation Period, may revoke his or her signed Severance Agreement. To be effective, a written request to revoke must be received by the Administrator (as defined by applicable law) no later than 5:00 p.m. PST on the seventh calendar day (or other longer period required by law) from the date the Participant signed the Severance Agreement or, if mailed, be postmarked no later than the seventh calendar day (or other longer period required by law) from the date the Participant signed the Severance Agreement.

X.	“Schwab” means Charles Schwab & Co., Inc., a California corporation.

Y.	“Severance Agreement” means a written agreement in a form satisfactory to the Administrator in exchange for payment of Severance Benefits as provided in Article 6. In the sole discretion of the Administrator, such agreement may include without limitation, but is not limited to, provisions relating to (i) non-disparagement and non-disclosure; (ii) non-solicitation of customers, clients and employees; (iii) use of confidential and proprietary information; (iv) return of company property; (v) cooperation with investigations, arbitrations, and litigation; (vi) release and waiver of all legal claims; and (vii) authorized deductions (if any). To be effective, a Severance Agreement must be signed and returned by the Return Date (and not revoked during any applicable Revocation Period). Severance Agreements are not required to be identical among Participants.

Z.

“Severance Benefits” means all payments and benefits provided for in this Plan, including but not limited to all salary and benefits for periods during which a Participant remains an employee after being provided a Notice of Eligibility (such as the Notice Period), all forms of compensation and/or benefits of any kind for or in connection with such periods, and all other amounts paid or payable to Participants in accordance with the Plan. The Severance Benefits a Participant may be eligible for are gross amounts from which applicable taxes, withholding and appropriate deductions will be taken, including but not limited to, deduction of any outstanding amount owed to the Company by the Participant regardless of the reason for or source of the amount due. In order to receive Severance Benefits under Article 6, a Participant must timely sign and return (and not revoke, where a Revocation Period applies) a Severance Agreement. All Severance Benefits shall be applied toward satisfaction of the Company’s

6.

WARN obligations, if any, and shall constitute WARN notice and/or WARN benefits where WARN applies.

AA.	“Severance Period” means the period of time determined by adding, to the Participant’s Termination Date, the number of days or months for which the Participant is eligible to receive severance pay under Section 6.1 or 6.2.

BB.	“Termination Date” means the earlier of (i) last day that the Participant is employed by the Company; or (ii) day that the Participant’s Notice Period ends (as it may be accelerated under Article 5).

CC.	“WARN” means the Federal Worker Adjustment Retraining and Notification Act, as amended, and any applicable state plant or facility closing or mass layoff law. In the event WARN applies to a Participant, any Notice Period and/or Severance Period, and all compensation and all benefits of any kind due or paid with respect to either are also deemed to constitute WARN notice and/or WARN benefits, and will be applied toward satisfying the Company’s obligations under WARN.

DD.	“Year of Service” means each 12-month period of service completed by a Participant while a Regular Employee including any service commencing on the Participant’s date of hire and ending on the Participant’s Notice Period Start Date and any service prior to a break in service for any reason other than Job Elimination. A Participant will receive credit for service with a predecessor employer that was acquired by the Company or an Affiliate if such service must be credited for purposes of an “employee benefit plan” within the meaning of ERISA under the applicable purchase agreement. Except as provided in Section 6.4(a), a Participant’s Years of Service shall exclude service previously used to determine a Participant’s severance benefits under this Plan, any predecessor plan or any other Affiliate-sponsored severance arrangement.

ARTICLE 3 - PARTICIPATION

3.1 Commencement of Participation. An Eligible Employee will become a Participant as of the date he or she is issued a Notice of Eligibility.

3.2 Termination of Participation. A Participant’s participation in the Plan shall terminate on the earlier of (i) the date when his or her entire Plan benefit has been paid; or (ii) the date that his or her participation ends under Section 5.3(b) or 6.4(b).

ARTICLE 4 - EFFECT ON OTHER BENEFITS

7.

4.1 Eligibility for Benefits. A Participant’s eligibility for all employee benefits (including without limitation medical, dental and vision insurance) will cease in accordance with the terms of each respective plan no later than the last day of the month that includes the Termination Date except as may be otherwise required by applicable law.

4.2 Paid Time Off Benefits. A Participant will continue accruing paid time off benefits until the Termination Date. The rate of accrual during the Notice Period will be the same as the rate of accrual prior to the Participant’s Notice of Eligibility.

ARTICLE 5 - NOTICE PERIOD

5.1 Notice Period. Following an Eligible Employee’s Notice of Eligibility, the Participant will enter a Notice Period for a period of sixty (60) calendar days. Except as provided in Section 5.2, during the Notice Period Participants shall not be required to report to work but shall remain subject to the Company’s policies and procedures. If WARN is applicable to a Participant, the Notice Period and all compensation (including but not limited to salary/wages, benefits and benefit plan participation) attributable to the Notice Period shall constitute WARN notice and the payment of WARN benefits, respectively, and will be applied against any notice period or other payments that would otherwise be due to satisfy the Company’s obligations under WARN.

5.2 Participants Requested to Work During Notice Period. If a Participant is requested to work during the Notice Period, then the Participant will be entitled to Severance Benefits only if the Participant continues to perform his or her assigned duties and responsibilities to the satisfaction of the Company through the date established by the Company in its discretion.

5.3 Acceleration of Termination Date. The Termination Date, which is originally established as the end of the 60 day Notice Period, will be accelerated or otherwise changed if any of the following events occur:

(a) If, prior to the end of the Notice Period, a Participant resigns or otherwise obtains an external position or acts as an employee, consultant or independent contractor or as a sole proprietor of a business or acts as an officer, director, or partner in another public or privately held company. In that case, the Participant is required to notify the Administrator immediately, the end of the Notice Period and the Termination Date will be accelerated to coincide with the next day after the Participant resigned or otherwise obtained that position. The Participant will receive a payment reflecting the balance of the Base Salary attributable to the unused portion of the original Notice Period; however, no payment will be made for the value of bonuses, or other incentive compensation or the value of other employee benefits that might otherwise have been received if the Termination Date had not been accelerated. The Participant remains eligible to sign and return the applicable Severance Agreement by the Return Date in order to obtain additional Severance Benefits under Article 6.

8.

(b) Except as provided in Section 5.2 as determined by the Administrator, if a Participant provides substantial services to the Company or any Affiliate as an employee (full-time, part-time or seasonal), consultant or independent contractor of the Company or any Affiliate within the Notice Period (without regard to whether the end of the Notice Period has been accelerated pursuant to Section 5.3(a)), his or her Termination Date under the Plan will be cancelled or accelerated (as appropriate), his or her participation will end, and the Participant will no longer be eligible to receive any Severance Benefits or any payment of any kind for compensation (including benefits) otherwise attributable to the unused portion of the Notice Period. If a Participant already received payment of lump sum severance pay under Section 6.1, 6.2 and/or 6.3 (as applicable), the Participant will be required, except as the Administrator otherwise determines in its sole discretion, to repay the lump sum severance pay, including the COBRA payment, in full, as a condition of employment or providing services. In addition, if a Participant already received a lump sum payment for the unused portion of the Notice Period under Section 5.3(a), the Participant is required, except as the Administrator otherwise determines in its sole discretion, to repay the amount by which this lump sum payment exceeds the amount the Participant would have received if the payment had been calculated based on the number of business days that actually elapsed between the beginning of the Notice Period and the date of his or her commencement of service, as a condition of employment or providing services.

ARTICLE 6 - BENEFITS

Upon being provided with a Notice of Eligibility, a Participant becomes eligible to receive the Severance Benefits described in Sections 6.1, 6.2, and 6.3 (as applicable) only if the Participant returns to the Administrator a signed Severance Agreement no later than the Return Date. If a Revocation Period applies, a Participant’s eligibility to receive these Severance Benefits also is conditioned upon the Participant not revoking (or attempting to revoke) the Severance Agreement during the Revocation Period. Subject to those conditions and such other conditions set forth in this Plan, the Participant will be entitled to receive the benefits set forth in Sections 6.1 and 6.2, or 6.3 (as applicable).

6.1 Non-Officers Severance Pay.

A Non-Officer Participant employed by a Participating Company as of his or her Notice of Eligibility will be eligible to receive a lump sum severance pay benefit equal to the greater of the amount determined under (i) or (ii) below:

(i) The amount of the Participant’s Base Salary that would have been payable for one-half month of active employment (i.e., 11 business days) multiplied by the Participant’s full Years of Service (but in no event to exceed the maximum amount equivalent to 220 business days of Base Salary). The Participant also will receive credit for a partial Year of Service (after aggregation of partial years), based on the following table:

9.

Length of Partial Year	Number of Business Days
Less than 3 months	3 days
At least 3 months but less than 6 months	6 days
At least 6 months but less than 9 months	9 days
At least 9 months but less than 12 months	11 days

Or

(ii) The amount of the Participant’s Base Salary that would have been payable for the number of business days determined under the following table:

Base Salary	Number of Business Days
$29,999 or less	22 days
$30,000 to $39,999	44 days
$40,000 to $54,999	66 days
$55,000 to $74,999	88 days
$75,000 and over	110 days

The length of service formula under Section 6.1(i) will be used in the event application of Section 6.1(i) and 6.1(ii) results in the same amount. Notwithstanding the foregoing, the Severance Benefit that a Participant shall be eligible to receive under this Section 6.1 shall be no less than the amount of Base Salary that would have been payable to the Participant for 22 business days.

6.2 Officer Severance Pay.

An Officer Participant employed by a Participating Company as of his or her Notice of Eligibility will be eligible to receive a lump sum severance pay benefit in the following amounts. For Vice Presidents, the amount of the Participant’s Base Salary that would have been payable for ten business days multiplied by the Participant’s full Years of Service, but in no event less than the amount of Base Salary that would have been payable to the Participant for five months and no more than the amount of Base Salary that would have been payable to the Participant for 10 months. For Senior Vice Presidents or Executive Vice Presidents, the amount of the Participant’s Base Salary that would have been payable for 15 business days multiplied by the Participant’s full Years of Service, but in no event less than the amount of Base Salary that would have been payable to the Participant for seven months and no more than the amount of Base Salary that would have been payable to the Participant for 12 months.

The Participant who is a Vice President also will receive credit for a partial Year of Service (after aggregation of partial years), based on the following table:

10.

Length of Partial Year	Number of Business Days
Less than 3 months	3 days
At least 3 months but less than 6 months	5 days
At least 6 months but less than 9 months	7 days
At least 9 months but less than 12 months	10 days

The Participant who is a Senior Vice President or Executive Vice President also will receive credit for a partial Year of Service (after aggregation of partial years), based on the following table:

Length of Partial Year	Number of Business Days
Less than 3 months	3 days
At least 3 months but less than 6 months	7 days
At least 6 months but less than 9 months	11 days
At least 9 months but less than 12 months	15 days

6.3 Group Health Plan Coverage Payment and Long-Term Awards.

(a) A Participant who becomes entitled to receive Severance Benefits will be eligible to receive a single lump sum payment to cover a portion of the cost of group health plan coverage for the Participant and his or her enrolled spouse, domestic partner and dependents (“Dependents”). The amount of such payment shall be based on the period of time for which the Participant is eligible to receive severance pay and COBRA rates for group health plan coverage in effect for the Participant and his or her Dependents as of the Participant’s Notice of Eligibility, without regard to changes in COBRA rates or coverage after Notice of Eligibility.

(b) If an Officer Participant becomes entitled to Severance Benefits, then:

(i) The portion of each of the Participant’s Long-Term Awards, except performance-based restricted stock or similar awards designed to meet the requirements for performance-based compensation under Section 162(m) of the Code, that would have vested if the Participant had remained employed during the Severance Period shall be vested as soon as administratively practicable after the Participant’s Termination Date and the Participant shall be treated as if he continued in employment during the Severance Period for purposes of determining whether the Participant vests in any performance-based restricted stock or similar award, subject to subparagraph (iii) below; and

(ii) The determination of whether the Participant has satisfied the conditions of “retirement” under each Long-Term Award agreement (to the extent applicable) shall be made as of his or her Termination Date, without regard to the Participant’s Severance Period.

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(iii) The Severance Period shall not modify or extend the exercise period of any Long-Term Award, and, except as set forth in Section 6.3(b)(i), the Plan shall not provide any benefit with respect to any Long-Term Award.

6.4 Additional Provisions Related to Severance Benefits.

(a) If a Participant receives severance benefits under this Plan, any predecessor plan or any other Affiliate-sponsored severance arrangement and if the Participant subsequently provides services to the Company or an Affiliate, then any Severance Benefits that may become payable to the Participant under this Plan following the date of recommencement of service shall be based solely on the Participant’s Years of Service following the date of such recommencement and, in the case of a Non-Officer Participant, shall be calculated without regard to Section 6.1 (ii); provided, however, the Administrator shall have the discretionary authority to suspend the application of this provision to a Participant who repaid more than 80% of his or her Severance Benefits pursuant to Section 5.3(b) or 6.4(d).

(b) Notwithstanding anything to the contrary contained herein, (i) an employee or Participant whose employment with the Company (or an Affiliate) is terminated before or after receipt of Notice of Eligibility for any reason other than Job Elimination shall not be entitled to receive any Severance Benefits hereunder, (ii) a Participant shall lose eligibility to receive Severance Benefits if (A) after receipt of Notice of Eligibility, the employee fails to work satisfactorily at the request of the Company through the date it specifies; or (B) the Company becomes aware of circumstances which could or would have caused a Participant’s termination from employment including but not limited to misconduct or any violation of law, regulation or Company policy, and (iii) in the case of an Regular Employee who the Administrator determines, in its sole discretion, is covered by a Guaranteed Payments Arrangement, except as provided in Section 6.4(g), the calculation of any payment to such Regular Employee upon such termination or resignation shall be governed by the terms of such arrangement, and not by this Article 6.

(c) Lump sum benefits payable pursuant to Section 6.1, 6.2 or 6.3(a) shall be paid during the next payroll processing cycle that follows the later of (i) the date the Severance Agreement is received, assuming it is signed and returned to the Administrator in the required time and is not revoked in accordance with any applicable Revocation Period; or (ii) the Termination Date, as it may be accelerated under Article 5 or 6. All payments made pursuant to this Plan shall be paid no later than March 15th of the calendar year immediately following the year the Termination Date occurs.

(d) If a Participant receives payment of any or all of his or her Severance Benefit under Section 6.1, 6.2 and/or 6.3 and after his Termination Date subsequently provides substantial services to the Company or any Affiliate as an employee, consultant or independent contractor (other than pursuant to a Corporate Transaction), the Participant will be required, except as the Administrator otherwise determines in its sole discretion, as a condition of reemployment or otherwise providing services, to repay the amount (if any) by which the lump sum payment (including COBRA payments) exceeds

12.

the amount the Participant would have received if such payment had been calculated based on the number of business days that have actually elapsed between the Termination Date and the date that the Participant started to provide such services. The repayment obligation is applicable regardless of whether the Participant’s severance pay was paid under Section 6.1, 6.2 and/or 6.3(a); provided, however, the repayment obligation shall not apply to benefits provided under Section 6.3(b). Repayment of a pro rata share of severance benefits does not affect the validity of the Severance Agreement.

(e) Notwithstanding anything to the contrary contained in this Plan, in the event WARN is applicable to a Participant: (i) any Notice Period and/or Severance Benefits paid or payable to the Participant will be deemed to constitute and shall be attributed to WARN notice and/or WARN benefits; (ii) all Severance Benefits under this Plan will be reduced and/or offset by any notice, payments or benefits to which the Participant may be entitled under WARN; and (iii) all Severance Benefits under this Plan will be reduced and/or offset by any amount of paid days and/or paid benefits in lieu of notice the Participant is given or is required to be given by the Company to satisfy its obligations under WARN. A Severance Agreement is not required for receipt of WARN benefits.

(f) Notwithstanding anything to the contrary contained herein, the Company may revoke a Participant’s Severance Agreement during any applicable Revocation Period.

(g) Notwithstanding anything to the contrary contained herein, in the event that the Administrator determines, in its sole discretion, that an individual is a party to a Guaranteed Payments Arrangement and that such individual would otherwise be entitled to a benefit under Section 6.1 or 6.2 and/or 6.3, then the Administrator may determine, in its sole discretion, that such individual shall be eligible to receive a cash severance benefit (instead, and in lieu, of any and all payments under such Guaranteed Payments Arrangement) equal to the greater of either (i) the amount that the Administrator determines, in its sole discretion, to be the amount of the Participant’s payments under the Guaranteed Payments Arrangement; or (ii) the total amount of the cash severance payments to which the Administrator determines, in its sole discretion, the Participant otherwise would have been entitled under Section 6.1, 6.2 and/or 6.3. Payment of such cash severance benefit shall be paid at the time and in the form provided for under the Guaranteed Payment Arrangement.

(h) Notwithstanding anything to the contrary contained herein, a Participant shall be deemed to be employed by a Participating Company for purposes of benefits under Article 6 in the event that such Participant, as of his or her Notice of Eligibility, is designated by the Company, in its sole and absolute discretion, as a dual employee providing fund administration services to the Excelsior Funds.

ARTICLE 7 - FUNDING

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The amount required to be paid as Severance Benefit under this Plan shall be paid from the general assets of the Company at the time such Severance Benefits are to be paid.

ARTICLE 8 - ADMINISTRATION

8.1 Administrator’s Authority. The administration of the Plan shall be under the supervision of the Administrator. It shall be the responsibility of the Administrator to assure that the Plan is carried out in accordance with its terms. The Administrator shall have full power and sole discretionary authority to administer, interpret and construe the Plan, and to determine all claims for benefits, subject to the requirements of ERISA. The Administrator’s actions, interpretations and determinations shall be final and binding on all concerned and, in the event of judicial review, shall be entitled to the maximum deference allowed by law. The Administrator shall have discretionary authority:

(a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) To interpret and construe the plan, its interpretation and construction thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) To compute the amount of benefits which will be payable to any Participant in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

(e) To authorize the payment of benefits;

(f) To appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan; and

(g) To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, and such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA.

The interpretations and determinations of the Administrator shall be final and binding and are not required to be uniform among similarly situated individuals. The Administrator also reserves the right to provide additional benefits, in the Administrator’s sole discretion. Determinations to be made in the discretion of the Company are made by the Company in its non-fiduciary capacity, with regard to the best interests of the Company, and are not required to be uniform among similarly situated individuals. In administering the Plan, the Administrator shall be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are

14.

furnished by any accountant, counsel or other expert who is employed or engaged by the Administrator. Schwab shall be the “named fiduciary” for purposes of section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and shall be responsible for complying with all of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.

8.2 Claims for Benefits. No person shall be entitled to benefits under this Plan unless the Administrator has determined that he or she is entitled to them. All applications for benefits, and all inquiries concerning the Plan or present or future rights to benefits under the Plan, must be submitted to the Administrator in accordance with the established claims procedure set forth in the summary plan description. Notwithstanding anything to the contrary in this Plan, no person shall have a colorable claim for vested or unvested benefits under this Plan unless the Administrator (i) has determined that the person has incurred a Job Elimination; and (ii) has issued to the person a Notice of Eligibility.

8.3 Indemnification. The Company agrees to indemnify, defend and hold harmless to the fullest extent permitted by law any employee serving as or on behalf of the Administrator or as a member of a committee designated as Administrator (including any employee or former employee who formerly served as Administrator or as a member of such committee) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 9 - AMENDMENT AND TERMINATION

The Plan and/or any of its terms may be amended, suspended or terminated at any time with or without prior notice by action of the Board of Directors of Schwab or the Company or their respective delegates. Schwab’s Executive Vice President – Human Resources shall have the authority to adopt amendments that do not materially increase the cost of the Plan.

ARTICLE 10 - MISCELLANEOUS

Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

This Plan shall not be deemed to constitute a contract between the Company and any Eligible Employee or to be a consideration or an inducement for the employment of any Eligible Employee. Nothing contained in this Plan shall be deemed to give any Eligible Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Eligible Employee at any time, irrespective of the effect which such discharge shall have upon such individual as an Eligible Employee of this Plan.

15.

This Plan shall be construed and enforced according to federal law, except where not preempted, by the laws of the State of California other than its laws respecting choice of law.

ARTICLE 11 - EXECUTION

To record the amendment and restatement of the Plan to read as set forth herein effective as of April 1, 2009, Charles Schwab & Co., Inc. has caused its authorized officer to execute the same this 16th day of December 2008.

CHARLES SCHWAB & CO., INC.

/s/ Charles R. Schwab Charles R. Schwab

16.

APPENDIX A

(As of January 1, 2009)

Charles Schwab & Co., Inc.

Charles Schwab Bank

Charles Schwab Global Holdings, Inc.

Charles Schwab Global Services Corporation

Charles Schwab Investment Management, Inc.

Performance Technologies, Inc.

Schwab (SIS) Holdings, Inc. I

Schwab Holdings, Inc.

Schwab International Holdings, Inc.

Schwab Retirement Plan Services, Inc.

Schwab Retirement Technologies, Inc.

The 401(k) Companies, Inc.

The 401(k) Company

401(k) Investment Services, Inc.

410(k) Investment Advisors, Inc.

A.